Real Estate Term Loan Agreement

among

Kukui‘ula Village LLC,
a Delaware limited liability company,

Kukui‘ula Development Company (Hawaii), LLC,
a Hawaii limited liability company,

Bank of America, N.A.,
as Administrative Agent,

and

The Other Financial Institutions
Party Hereto

Dated as of November 5, 2013

i

REAL ESTATE TERM LOAN AGREEMENT
This Real Estate Term Loan Agreement (“Agreement”) is made by and among each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”), Bank of America, N.A., a national banking association, as Administrative Agent, Kukui‘ula Village LLC, a Delaware limited liability company (“Borrower”), and Kukui‘ula Development Company (Hawaii), LLC, a Hawaii limited liability company (“Development”), who agree as follows:
Article 1.
THE LOAN
1.1    General Information and Exhibits. This Agreement includes the Exhibits listed below, all of which Exhibits are attached hereto and made a part hereof for all purposes. Borrower and Lenders agree that if any Exhibit to be attached to this Agreement contains blanks, the same shall be completed correctly and in accordance with this Agreement prior to or at the time of the execution and delivery thereof.

Exhibit A	Legal Description of the Land
Exhibit B	Definitions
Exhibit C	Conditions Precedent to Recording of the Mortgages
Exhibit D	Survey Requirements
Exhibit E	Leasing and Tenant Matters and attached Schedule 1
Exhibit F	Assignment and Assumption
Exhibit G	Mortgage Note
Exhibit H	Schedule of Lenders
Exhibit I	Post-Closing Obligations
Exhibit J	Compliance Certificate
Exhibit K	Swap Contracts

The Exhibits contain other terms, provisions and conditions applicable to the Loan. Capitalized terms used in this Agreement shall have the meanings assigned to them in the Definitions set forth in Exhibit B. This Agreement, the other Loan Documents and the Environmental Agreement, which must be in form, detail and substance satisfactory to Lenders, evidence the agreements of Borrower and Lenders with respect to the Loan. Borrower shall comply with all of the Loan Documents and the Environmental Agreement.
1.2    Purpose. The proceeds of the Loan shall be used by Borrower to (a) restructure certain existing loans, and (b) pay certain fees, costs and expenses relating to the Loan.
1.3    Commitment to Lend. Borrower agrees to borrow from each Lender, and each Lender severally agrees to make a single advance of its Pro Rata Share of the Loan proceeds to Borrower. The Loan is not revolving. Any amount repaid may not be reborrowed.
1.4    Evidence of Debt. The amount of the Loan funded by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The account or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amounts of the Loan funded by Lenders to Borrower and the interest and payments thereon. Any failure to record such amounts, interest or payments or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Indebtedness. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.
ARTICLE 2.
INTEREST RATES, ADVANCES AND PAYMENTS
2.1    Interest Rates. The Principal Debt from day to day outstanding which is not past due shall bear interest at a rate per annum equal to the following: (a) from the Effective Date until the date on which Borrower elects to enter into a Swap Contract with a Swap Counterparty, the LIBOR Daily Floating Rate plus 2.85%; and (b) from the date on which Borrower elects to enter into a Swap Contract with a Swap Counterparty and all times thereafter, the 30-Day LIBOR Rate.
2.2    Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Administrative Agent shall determine each interest rate applicable to the Principal Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Administrative Agent shall be prima facie evidence of all sums owing to Lenders from time to time under the Loan, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.
2.3    Unavailability of Rate. If Administrative Agent or the Required Lenders determine that no adequate basis exists for determining the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate or that the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate will not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan, and Administrative Agent so notifies Borrower and Lenders, then, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such determination no longer exist, the Principal Debt from day to day outstanding which is not past due shall bear interest from the date Administrative Agent so notifies Borrower until the Maturity Date of the Notes (whether by acceleration, declaration, extension or otherwise) at a fluctuating rate of interest equal to Prime Rate plus one percent (1.00%) per annum. In addition, with respect to the LIBOR Daily Floating Rate and the 30-Day LIBOR Rate, if any Lender determines, and notifies Administrative Agent and Borrower, that any applicable Law or any request or directive (whether or not having the force of Law) of any Tribunal or compliance therewith by the Lender prohibits or restricts or makes impossible the making or maintaining the Loan at the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate or the charging of interest at the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate, then until the Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of the Lender to fund the Loan at the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate shall be suspended, and (b) all existing principal of the Loan funded by such Lender shall automatically bear interest at the Prime Rate plus two percent (2.00%) per annum, immediately. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.
2.4    Past Due Rate. If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Past Due Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand, at a rate per annum (the “Past Due Rate”) equal to eight and one-half percent (8.50%) plus the higher of (a) the Prime Rate, or (b) the LIBOR Daily Floating Rate.
2.5    Prepayment. Borrower may prepay the principal balance of the Notes, in full at any time or in part from time to time, provided that: (i) Administrative Agent shall have actually received from Borrower prior written notice of Borrower’s intent to prepay, the amount of principal that will be prepaid (the “Prepaid Principal”), and the date on which the prepayment will be made; (ii) each prepayment shall be in the amount of $1,000 or larger integral multiple of $1,000 (unless the prepayment retires the outstanding balance of the Loan in full); and (iii) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Administrative Agent and Lenders under the Loan Documents on or before the date of prepayment but which have not been paid; subject, however, to any termination requirements that may be applicable should Borrower elect to enter into a Swap Contract with a Swap Counterparty as provided herein.
2.6    Late Charges. If Borrower fails to make any monthly payment under the terms of this Agreement within fifteen (15) days after the date such payment is due, Borrower shall pay to the applicable Lender or Lenders on demand a late charge equal to four percent (4%) of such payment. Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment. The “late charge” is imposed for the purpose of defraying the expenses of a Lender incident to handling such delinquent payment. This charge shall be in addition to, and not in lieu of, any other remedy Lenders may have and is in addition to any fees and charges of any agents or attorneys which Administrative Agent or Lenders may employ upon the occurrence of a Default, whether authorized herein or by Law. Borrower will pay this late charge only once on any late payment.
2.7    Payment Schedule and Maturity Date The entire principal balance of the Loan then unpaid and all accrued interest then unpaid shall be due and payable in full on the Maturity Date. Accrued unpaid interest shall be due and payable on the first day of the first calendar month after the date of this Agreement and on the first day of each calendar month thereafter until all principal and accrued interest owing on this Loan shall have been fully paid and satisfied. In addition, commencing on the first day of January, 2014, and continuing on the first day of each fiscal quarter thereafter, Borrower shall make quarterly payments of principal in the amount of $865,000, each, plus all accrued but unpaid interest; provided that such quarterly payments shall be permanently reduced to the amount of $500,000 per quarter from and after the date that the Retail Project achieves a Debt Service Coverage Ratio of at least 1.20 to 1.
2.8    Taxes.
(a)    Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and any Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being included within the definition of “Taxes” herein). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.
(b)    In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
(c)    If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to such Lender or Administrative Agent (for the account of such Lender), at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) the Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section 2.8) had not been made.
(d)    Borrower agrees to indemnify Administrative Agent and each Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.8) paid by Administrative Agent and such Lender relating to any Loan Document and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Tribunal. Payment under this clause (d) shall be made within thirty (30) days after Administrative Agent or the Lender makes a demand therefor.
(e)    Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of the Commitments and the payment in full of all the other Indebtedness.
2.9    Payments.
(a)    All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent not later than 12:00 p.m. (Administrative Agent’s Time) on the date specified herein. Administrative Agent shall distribute to each Lender, such funds as such Lender may be entitled to receive hereunder, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent receives such funds, if Administrative Agent has received such funds on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. (Administrative Agent’s Time) on the Business Day following the day Administrative Agent receives such funds, if Administrative Agent receives such funds after 12:00 p.m. (Administrative Agent’s Time). If Administrative Agent fails to timely pay any amount to any Lender in accordance with this clause (a), Administrative Agent shall pay to such Lender interest at the Federal Funds Rate on such amount, for each day from the day such amount was to be paid until it is paid to such Lender.
(b)    Except as otherwise expressly provided herein, all payments by Borrower or any Lender shall be made to Administrative Agent at Administrative Agent’s Office not later than the time for such type of payment specified in this Agreement. All payments received after such time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. Whenever any payment falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.
(c)    Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with clause (b) above available in like funds received, if payable to any Lender, by wire transfer to such Lender at the address specified in the Schedule of Lenders.
(d)    Unless Borrower has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent, that Borrower will not make such payment, Administrative Agent may assume that Borrower has timely made such payment and may (but shall not be required to do so) in reliance thereon, make available a corresponding amount to the person or entity entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect. A notice of Administrative Agent to Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent any manifest error.
2.10    Administrative Agent Advances.
(a)    Administrative Agent is authorized, from time to time, in Administrative Agent’s sole discretion to make, authorize or determine advances of the Loan, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees and expenses as described in Section 8.11 herein, (ii) when the applicable conditions precedent set forth in Exhibit C have been satisfied to the extent required by Administrative Agent, and (iii) when Administrative Agent deems necessary or desirable to preserve or protect the Loan collateral or any portion thereof (including those with respect to property taxes, insurance premiums, completion of construction, operation management, improvements, maintenance, repair, sale and disposition) (A) subject to Section 6.5, after the occurrence of a Default, and (B) subject to Section 6.10, after acquisition of all or a portion of the Loan collateral by foreclosure or otherwise.
(b)    Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the Loan collateral, and if unpaid by Lenders as set forth below, shall bear interest at the rate applicable to such amount under the Loan or if no longer applicable, at the Base Rate. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such

Lender’s Pro Rata Share of the outstanding principal amount of the Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. (Administrative Agent’s Time) on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent’s Time).
2.11    Defaulting Lender.
(a)    Notice and Cure of Lender Default; Election Period; Electing Lenders. Administrative Agent shall notify (such notice being referred to as the “Default Notice”) Borrower (for Loan advances) and each non-Defaulting Lender if any Lender is a Defaulting Lender. Each non-Defaulting Lender shall have the right, but in no event and under no circumstance the obligation, to fund such Defaulting Lender Amount, provided that within twenty (20) days after the date of the Default Notice (the “Election Period”), the non-Defaulting Lender or Lenders (each such Lender, an “Electing Lender”) irrevocably commit(s) by notice in writing (an “Election Notice”) to Administrative Agent, the other Lenders and Borrower to fund the Defaulting Lender Amount. If Administrative Agent receives more than one Election Notice within the Election Period, then the commitment to fund the Defaulting Lender Amount shall be apportioned pro rata among the Electing Lenders in the proportion that the amount of each such Electing Lender’s Commitment bears to the total Commitments of all Electing Lenders. If the Defaulting Lender fails to pay the Defaulting Lender Payment Amount within the Election Period, the Electing Lender or Electing Lenders, as applicable, shall be automatically obligated to fund the Defaulting Lender Amount (and the Defaulting Lender shall no longer be entitled to fund such Defaulting Lender Amount) within three (3) Business Days following the expiration of the Election Period to reimburse Administrative Agent or make payment to Borrower, as applicable. Notwithstanding anything to the contrary contained herein, if Administrative Agent has funded the Defaulting Lender Amount, Administrative Agent shall be entitled to reimbursement for its portion of the Defaulting Lender Payment Amount pursuant to Section 6.11.
(b)    Removal of Rights; Indemnity. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of Borrower to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder or under any Note until all Defaulting Lender Payment Amounts are paid in full. Amounts payable to a Defaulting Lender shall be paid by Administrative Agent to reimburse Administrative Agent and any Electing Lender pro rata for all Defaulting Lender Payment Amounts. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents or the Environmental Agreement, a Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero. A Defaulting Lender shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents or the Environmental Agreement. Further, any Defaulting Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under, any Loan Document or the Environmental Agreement which is made subsequent to the Defaulting Lender’s becoming a Defaulting Lender. This Section 2.11 shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default by payment of all Defaulting Lender Payment Amounts (i) within the Election Period, or (ii) after the Election Period with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document or the Environmental Agreement which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver. The operation of this clause (b) or clause (a) above alone shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder or under any of the other Loan Documents or the Environmental Agreement. Furthermore, nothing contained in this Section 2.11 shall release or in any way limit a Defaulting Lender’s obligations as a Lender hereunder and/or under any of the other Loan Documents or the Environmental Agreement. Further, a Defaulting Lender shall indemnify and hold harmless Administrative Agent and each of the non-Defaulting Lenders from any claim, loss, or costs incurred by Administrative Agent and/or the non-Defaulting Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, including any and all additional losses, damages, costs and expenses (including attorneys’ fees) incurred by Administrative Agent and any non-Defaulting Lender as a result of and/or in connection with (i) a non-Defaulting Lender’s acting as an Electing Lender, (ii) any enforcement action brought by Administrative Agent against a Defaulting Lender, and (iii) any action brought against Administrative Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.
(c)    Commitment Adjustments. In connection with the adjustment of the amounts of the Loan Commitments of the Defaulting Lender and Electing Lender(s) upon the expiration of the Election Period as aforesaid, Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents and the Environmental Agreement as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the adjustment of the amounts of Commitments in accordance with the foregoing provisions of this Section. For the purpose of voting or consenting to matters with respect to the Loan Documents or the Environmental Agreement, such modifications shall also reflect the removal of voting rights of the Defaulting Lender and increase in voting rights of Electing Lenders to the extent an Electing Lender has funded the Defaulting Lender Amount. In connection with such adjustments, the Defaulting Lender shall execute and deliver an Assignment and Assumption covering that Lender’s Commitment and otherwise comply with Section 8.6. If a Lender refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 8.6, such Lender hereby appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect such adjustments. However, all such Defaulting Lender Amounts funded by Administrative Agent or Electing Lenders shall continue to be Defaulting Lender Amounts of the Defaulting Lender pursuant to its obligations under this Agreement.
(d)    No Election. In the event that no Lender elects to commit to fund the Defaulting Lender Amount within the Election Period, Administrative Agent shall, upon the expiration of the Election Period, so notify Borrower and each Lender.
2.12    Several Obligations; No Liability; No Release. Notwithstanding that certain of the Loan Documents and/or the Environmental Agreement now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loan or reimbursements for other Payment Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Pro Rata Shares. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to Borrower or any other person for any failure by any other Lender to fulfill its obligations to make advances of the Loan or reimbursements for other Payment Amounts, or to take any other action on its behalf hereunder or in connection with the financing contemplated herein. The failure of any Lender to pay to Administrative Agent its Pro Rata Share of a Payment Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Pro Rata Share of such Payment Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Pro Rata Share of the Payment Amount. In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Pro Rata Shares of such Payment Amounts regardless of (i) the occurrence of any Default hereunder or under any Loan Document or the Environmental Agreement; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents or the Environmental Agreement; (iii) any bankruptcy, insolvency or other like event with regard to Borrower or Guarantor. The obligation of Lenders to pay such Payment Amounts is in all regards independent of any claims between Administrative Agent and any Lender.
2.13    Replacement of Lenders. If any Lender is a Defaulting Lender, Borrower may, upon notice to such Lender and Administrative Agent, replace such Lender by causing such Lender to assign its Commitment with the payment of any assignment fee by the replaced Lender to one or more other lenders or Eligible Assignees acceptable to Borrower and Administrative Agent. Borrower shall or shall cause the replacement lender to (subject to the provisions of Sections 2.10 and 2.11 providing for payment of all Defaulting Lender Payment Amounts to Administrative Agent and/or Electing Lenders, as applicable, prior to payment of amounts due to a Defaulting Lender), (a) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement and (b) provide a release of such Lender from its obligations under the Loan Documents and the Environmental Agreement. Any Lender being replaced shall execute and deliver an Assignment and Assumption covering that Lender’s Commitment and otherwise comply with Section 8.6. If a Lender being replaced refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 8.6, such Lender hereby appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.
ARTICLE 3.
ADDITIONAL COVENANTS AND AGREEMENTS
3.1    Contracts. Borrower may enter into any management, maintenance or other material contract pertaining to the Property so long as the contract is entered into on an arm’s-length basis incorporating market terms, and is unconditionally terminable by Borrower or any successor owner without penalty or payment on not more than thirty (30) days’ notice to the other party. Borrower shall not default (subject to any applicable notice and cure rights) under any material contract or permit any contract to terminate by reason of any failure of Borrower to perform thereunder, and Borrower shall promptly notify Administrative Agent of any default thereunder.
3.2    Inspection. Administrative Agent and its agents may enter upon the Property to inspect the Property, the Project and any materials at any reasonable time, unless Administrative Agent deems such inspection is of an emergency nature, in which event Borrower shall provide Administrative Agent with immediate access to the Property. Borrower will also permit Administrative Agent and its agents to photograph the Property during normal business hours and at any other reasonable time. Borrower will furnish to Administrative Agent and its agents for inspection and copying, all shop drawings, specifications, books and records, and other documents and information that Administrative Agent may request from time to time.
3.3    Notice to Lenders. Borrower shall, within fifteen (15) days after the occurrence of any of the following events, notify each Lender in writing thereof, specifying in each case the action Borrower has taken or will take with respect thereto: (a) any violation of any Law or governmental requirement; (b) any litigation, arbitration or governmental investigation or proceeding instituted or threatened against Borrower or Guarantor or the Property, and any material development therein; (c) any actual or threatened condemnation of any portion of the Property, any negotiations with respect to any such taking, or any loss of or substantial damage to the Property; (d) any labor controversy pending or threatened against Borrower or any contractor, and any material development in any labor controversy; (e) any notice received by Borrower with respect to the cancellation, alteration or non‑renewal of any insurance coverage maintained with respect to the Property; (f)  any lien filed against the Property; or (g) the lapse of any required permit, license, certificate or approval with respect to the Property or the failure of any of the foregoing to be in full force and effect.
3.4    Financial Statements, Records and Reports. Borrower and Guarantor (as agreed pursuant to any guaranty by Guarantor) shall provide or cause to be provided to Administrative Agent all of the following:
(a)    Financial Statements of Borrower, for each fiscal year of Borrower, as soon as reasonably practicable, and, in any event, within one hundred twenty (120) days after the close of each fiscal year.
(b)    Financial Statements of Guarantor, (i) as soon as reasonably practicable and, in any event, within one hundred twenty (120) days after the close of each fiscal year of Guarantor, all in reasonable detail and prepared in accordance with generally accepted accounting principles, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) for each of the first three fiscal quarters of each fiscal year of Guarantor, as soon as reasonably practicable and, in any event, within sixty (60) days of the close of each such fiscal quarter of Guarantor.
(c)    (i) prior to the beginning of each fiscal year of Borrower, a capital and operating budget for the Property; and (ii) for each calendar quarter (A) a statement of all income and expenses in connection with the Property and tenant receivable report, (B) certified rent rolls, and (C) a current leasing status report (including tenants’ names, proposed location, proposed lease term (number of years), and proposed rent (on the rent roll), as soon as reasonably practicable but in any event within sixty (60) days after the end of each such quarter, certified in writing as true and correct by a representative of Borrower satisfactory to Administrative Agent. Items provided under this clause (c) shall be in form and detail reasonably satisfactory to Administrative Agent.
(d)    Within thirty (30) days from the date made available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Guarantor, and within thirty (30) days from the date filed with the SEC or any national securities exchange, copies of all annual, regular, periodic and special reports and registration statements which Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.
(e)    From time to time promptly after Administrative Agent’s request, such additional information, reports and statements respecting the Property, or the business operations and financial condition of each Reporting Party, as Administrative Agent may reasonably request.
Documents required to be delivered pursuant to this Section 3.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s or Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
Borrower will keep accurate books and records in accordance with sound accounting principles in which full, true and correct entries shall be promptly made with respect to the Property and the operation thereof. Borrower will make all of its books, records and accounts available to Administrative Agent and its representatives at the Property upon request and will permit them to review and copy the same. All Financial Statements shall be in form and detail reasonably satisfactory to Administrative Agent and shall contain or be attached to the signed and dated written certification of the Reporting Party in form specified by Administrative Agent to certify that the Financial Statements are furnished to Administrative Agent in connection with the extension of credit by Administrative Agent and constitute a true and correct statement of the Reporting Party’s financial position. All Financial Statements shall be submitted with the applicable completed Compliance Certificate by Borrower and Guarantor in the form of Exhibit J attached hereto. All certifications and signatures on behalf of corporations, partnerships, limited liability companies or other entities shall be by a representative of the Reporting Party satisfactory to Administrative Agent. All fiscal year‑end Financial Statements of Borrower and Guarantor shall be certified, without any qualification or exception not acceptable to Administrative Agent, by independent certified public accountants acceptable to Administrative Agent, and shall contain all reports and disclosures required by generally accepted accounting principles for a fair presentation. Borrower will provide Administrative Agent at Borrower’s expense with all evidence that Administrative Agent may from time to time reasonably request as to compliance with all provisions of the Loan Documents and the Environmental Agreement. Borrower shall promptly notify Administrative Agent of any event or condition that could reasonably be expected to have a Material Adverse Effect in the financial condition of Borrower or Guarantor (if known by Borrower). Administrative Agent shall provide a copy of such Financial Statements to each Lender upon receipt.
3.5    Other Information. Borrower shall furnish to Administrative Agent from time to time upon Administrative Agent’s reasonable request: (a) copies of any or all contracts, bills of sale, statements, receipts or other documents under which Borrower claims title to any materials, fixtures or articles of personal property subject to the lien of the Mortgages; and (b) such other information relating to Borrower, Guarantor, the Improvements, the Property, or any indemnitor or other person or party connected with Borrower, the Loan, or any security for the Loan.
3.6    Reports and Testing. Borrower shall (a) promptly deliver to Administrative Agent copies of all reports, studies, inspections and tests made on the Land or the Improvements, and (b) make such additional tests on the Land or the Improvements as Administrative Agent reasonably requires. Borrower shall, within five (5) days, notify Administrative Agent of any report, study, inspection or test that indicates any adverse condition relating to the Land or the Improvements.
3.7    Appraisal. From time to time, Administrative Agent may obtain an appraisal of all or any part of the Property prepared in accordance with written instructions from Administrative Agent by a third‑party appraiser engaged directly by Administrative Agent. Each such appraiser and appraisal shall be satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements). The cost of any such appraisal obtained by Administrative Agent (a) once during any calendar year (in addition to appraisals paid for by Borrower in connection with clauses (b) or (c), below); (b) for the purpose of evaluating the Project in connection with releasing or substituting any collateral; or (c) after the occurrence of any Default, in each case shall be borne by Borrower. Whenever Borrower is obligated to pay the cost of an appraisal hereunder, such cost is due and payable by Borrower within thirty (30) days of demand and shall be secured by the Loan Documents. Administrative Agent shall provide a copy of such appraisal to each Lender upon receipt.
3.8    Distributions. Borrower shall not make any dividend or distribution to its members, or make any other payment to any party holding a direct or indirect ownership interest in Borrower, or engage in any transaction that has a substantially similar effect.
3.9    No Other Indebtedness. Borrower shall not incur any indebtedness (whether absolute or contingent, direct or indirect) other than (a) the Indebtedness, (b) obligations under the Term Loan Agreement and related loan documents, (c) Swap Transactions to hedge interest rate risks associated with the Loan and the Term Loan, and (d) trade debt incurred by Borrower in the ordinary course of business that is not more than 60 days past due and does not exceed $200,000.00 in the aggregate.
3.10    Reporting Compliance. Borrower and Development agree to comply with any and all reporting requirements applicable to the Loan which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any governmental authority, including The International Investment Survey Act of 1976, The Agricultural Foreign Investment Disclosure Act of 1978, The Foreign Investment in Real Property Tax Act of 1980 and the Tax Reform Act of 1984 and further agree upon request of Administrative Agent to furnish Administrative Agent with evidence of such compliance.
3.11    Payment of Withholding Taxes. Borrower shall not use, or knowingly permit any contractor or subcontractor to use, any portion of the proceeds of any Loan advance to pay the wages of employees unless a portion of the proceeds or other funds are also used to make timely payment to or deposit with (a) the United States of all amounts of tax required to be deducted and withheld with respect to such wages under the Internal Revenue Code, and (b) any state and/or local Tribunal or agency having jurisdiction of all amounts of tax required to be deducted and withheld with respect to such wages under any applicable state and/or local Laws.
3.12    ERISA and Prohibited Transaction Taxes. As of the date hereof and throughout the term of this Agreement: (a) neither Borrower, Guarantor, nor Development is or will be (i) an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) a “plan” within the meaning of Section 4975(e) of the Internal Revenue Code; (b) the assets of Borrower, Guarantor, or Development do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. § 2510.3-101; (c) neither Borrower, Guarantor, nor Development is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA; (d) transactions by or with Borrower, Guarantor, or Development are not and will not be subject to state statutes applicable to Borrower, Guarantor, or Development regulating investments of fiduciaries with respect to governmental plans; and (e) neither Borrower, Guarantor, nor Development shall engage in any transaction which would cause any obligation or action taken or to be taken hereunder (or the exercise by Administrative Agent of any of Lenders’ rights under this Agreement, the Notes or the other Loan Documents or the Environmental Agreement) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Borrower, Guarantor, and Development further agree to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section 3.12 as Administrative Agent may from time to time request.
3.13    Post-Closing Obligations. Borrower, Guarantor, and Development shall comply with the requirements set forth on Exhibit I not later than the required date for such requirements as set forth in such Exhibit.
3.14    Transfers of Equity in Borrower. Notwithstanding anything to the contrary in the Loan Documents, transfers of any interest in Borrower or Development to any person or entity that is directly or indirectly controlled by, controlling or under common control of or with (i) A & B Properties, Inc., a Hawaii corporation, or (ii) DMB Associates, Inc., an Arizona corporation, or (iii) both, shall be permitted hereunder without Administrative Agent’s or Lenders’ consent so long as Borrower and Development remain obligated to the terms of the Loan Documents applicable to them, respectively.
3.15    Swap Contracts. In the event that Borrower shall elect to enter into a Swap Contract with a Swap Counterparty, Borrower shall comply with all of the terms and conditions of Exhibit K with respect to all Swap Contracts and such Swap Contract shall be assigned to Administrative Agent in writing, and shall name Administrative Agent as payee thereunder.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
To induce Lenders to make the Loan, Borrower hereby represents and warrants to Administrative Agent and Lenders, as of the Effective Date and the date such representations and warranties are renewed pursuant to this Agreement and the other Loan Documents that, except as otherwise disclosed to Administrative Agent in writing:
4.1    Organization. Borrower is and will continue to be (a) duly organized, validly existing and in good standing under the Laws of the state of its organization, (b) authorized to do business and in good standing in each state in which the Property is located, and (c) possessed of all requisite power and authority to carry on its business, to own the Property and to operate the Improvements as contemplated in this Agreement and the other Loan Documents.
Development is and will continue to be (a) duly organized, validly existing and in good standing under the Laws of the state of its organization, (b) authorized to do business and in good standing in each state in which the Property described in the Residential Mortgage is located, and (c) possessed of all requisite power and authority to carry on its business, to own the Property described in the Residential Mortgage and to operate the Improvements located on the Property described in the Residential Mortgage as contemplated in this Agreement and the other Loan Documents.
Guarantor is and will continue to be (a) duly organized, validly existing and in good standing under the Laws of the state of its organization, and (b) possessed of all requisite power and authority to carry on its business.

4.2    Authorization; No Conflict. Each Loan Document executed by Borrower, Development and/or Guarantor has been duly authorized, executed and delivered by Borrower, Development and/or Guarantor, as applicable, and the obligations thereunder and the performance thereof by Borrower, Development and/or Guarantor in accordance with their terms are and will continue to be within Borrower’s, Development’s and/or Guarantor’s power and authority without the necessity of joinder or consent of any other person. No provision of the Loan Documents violates or will violate any applicable Law, any covenants or restrictions affecting the Property, any order of any court or governmental authority or any contract or agreement binding on Borrower, Development and/or Guarantor or the Property. The Loan Documents do not and will not result in the creation of any encumbrance against any assets or properties of Borrower, Development and/or Guarantor or any person liable, directly or indirectly, for any part of the Indebtedness except as expressly provided in such documents.
4.3    Enforceability. The Loan Documents constitute legal, valid and binding obligations of Borrower, Development and Guarantor enforceable in accordance with their terms, except as the enforceability thereof may be limited by Debtor Relief Laws and except as the availability of certain remedies may be limited by general principles of equity.
4.4    No Violation; No Litigation. Borrower, Development, and/or Guarantor are not in violation of any Law, regulation or ordinance, or any order of any court or Tribunal, and no provision of the Loan Documents violates any applicable Law, any covenants or restrictions affecting the Property, any order of any court or Tribunal or any contract or agreement binding on Borrower, Development, and/or Guarantor or the Property. There is no judicial or administrative action, claim, investigation, inquiry, proceeding or demand pending (or to Borrower’s knowledge threatened) against Borrower, Development, and/or Guarantor or against any other person liable directly or indirectly for any part of the Indebtedness or which affects the Property (including any that challenges or which otherwise pertains to Borrower’s or Development’s title to the Property) or the validity, enforceability or priority of any of the Loan Documents.
4.5    Taxes. To the extent required by applicable Law, Borrower, Development and Guarantor have filed all necessary tax returns and reports and have paid all taxes and governmental charges thereby shown to be owing.
4.6    Requirements; Zoning. The Land and the Improvements comply with all Laws and governmental requirements, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property. The current and anticipated use of the Property complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Land without the existence of any variance, non-complying use, nonconforming use or other special exception, all use restrictions of any Tribunal having jurisdiction have been satisfied, and no violation of any Law or regulation exists with respect thereto.
4.7    Separate Tax Lot. The Land is not included under any unity of title or similar covenant with other lands not encumbered by the Mortgages, and constitutes a separate tax lot or lots with a separate tax assessment or assessments for the Land and the Improvements, independent of those for any other lands or improvements.
4.8    No Conveyance. Neither Borrower, Development, nor Guarantor has directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to the Property, including those arising under any zoning or land use ordinance or other Law or governmental requirement.

4.9    Utilities. All utility services necessary for the operation of the Retail Project for its intended purpose are available at the boundaries of the Retail Property, including electric and natural gas facilities, telephone service, water supply, storm and sanitary sewer facilities.
4.10    Financial Matters. Each of Borrower, Development and Guarantor is solvent after giving effect to all borrowings contemplated by the Loan Documents and no proceeding under any Debtor Relief Law is pending (or to Borrower’s, Development’s or Guarantor’s knowledge threatened) by or against Borrower, Development, Guarantor, or any affiliate of Borrower, Development or Guarantor as a debtor. All Financial Statements, financial information, reports, statements, plans, budgets, applications, agreements and other data and information (collectively, “Submissions”) heretofore furnished or hereafter to be furnished by or on behalf of Borrower, Development or Guarantor to Administrative Agent are and will be true, correct and complete in all material respects as of their respective dates and do not and will not omit to state any fact or circumstance necessary to make the statements contained therein not misleading. There has been no event or condition that could reasonably be expected to have a Material Adverse Effect on Borrower’s, Development’s or Guarantor’s financial condition from the financial condition of Borrower, Development or Guarantor (as the case may be) indicated in such Submissions. To Borrower’s, Development’s or Guarantor’s knowledge, no material adverse change has occurred since the dates of such Submissions in the financial condition of any tenant under any lease described therein.
4.11    Not a Foreign Person. Neither Borrower, Development, nor Guarantor is a “foreign person” within the meaning of the Internal Revenue Code, Sections 1445 and 7701 (i.e., Neither Borrower, Development, nor Guarantor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined therein and in any regulations promulgated thereunder).
4.12    Business Loan. The Loan is solely for business and/or investment purposes, and is not intended for personal, family, household or agricultural purposes. Borrower warrants that the proceeds of the Loan shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan.
ARTICLE 5.
DEFAULT AND REMEDIES
5.1    Events of Default. The occurrence of any one of the following shall be a default under this Agreement (“Default”):
(a)    Any (i) installment of principal or interest payable under this Agreement or any Note is not paid when due (including, without limitation, all amounts due on maturity of the Loan), or (ii) other Indebtedness is not paid within five (5) days after the due date.
(b)    Any covenant, agreement or condition in this Agreement or in any other Loan Document (other than covenants to pay any Indebtedness and other than Defaults expressly listed in this Section 5.1) is not fully and timely performed, observed or kept, and such failure is not cured within thirty (30) days after notice from Administrative Agent (the “Cure Period”); provided that, if such failure is not capable of being cured during such Cure Period, as long as the Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate.
(c)    Any statement, representation or warranty in any of the Loan Documents, or in any Financial Statement or any other writing heretofore or hereafter delivered to Administrative Agent or any Lender in connection with the Indebtedness is false, misleading or erroneous in any material respect on the date hereof or on the date as of which such statement, representation or warranty is made.
(d)    A Default occurs under any other Loan Document (taking into account any applicable notice and cure period set forth in such Loan Document).
(e)    A Default occurs under the Environmental Agreement (taking into account any applicable notice and cure period set forth in said agreement).
(f)    Any insurance required under the Loan Documents lapses or ceases to be in full force and effect.
(g)    Any required permit, license, certificate or approval with respect to the Property lapses or ceases to be in full force and effect, which constitutes a Material Adverse Effect.
(h)    Borrower, Development, or Guarantor is enjoined or prohibited from performing any of its respective obligations under any of the Loan Documents.
(i)     Any owner of the Property enters into any lease of part or all of the Property which does not comply with the Loan Documents.
(j)    A lien for the performance of work or the supply of materials which is established against the Property, or any stop notice served on Borrower, Administrative Agent, Development or any Lender, remains unsatisfied or unbonded for a period of thirty (30) days after the date of filing or service.
(k)    Any condition or situation occurs which, in the sole determination of Administrative Agent, constitutes a danger to or impairment of the Property or the lien of the Mortgages, if such condition or situation is not remedied within forty-five (45) days after written notice to Borrower thereof.
(l)    Borrower, Development or Guarantor:
(i)    (A) Executes an assignment for the benefit of creditors, or takes any action in furtherance thereof; or (B) admits in writing its inability to pay, or fails to pay, its debts generally as they become due; or (C) as a debtor, files a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any Debtor Relief Law, or takes any action in furtherance thereof; or (D) seeks the appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property; or
(ii)    Suffers the filing of a petition, case, proceeding or other action against it as a debtor under any Debtor Relief Law or seeking appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property, and (A) admits, acquiesces in or fails to contest diligently the material allegations thereof, or (B) fails to have the petition, case, proceeding or other action permanently dismissed or discharged on or before the earlier of trial thereon or the sixtieth (60th) day following the date of its filing; or

(iii)    Conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any fraudulent conveyance law or Debtor Relief Law; or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffers or permits, while insolvent, any creditor to obtain a lien (other than as described in clause (iv) below) upon any of its property through legal proceedings which are not vacated and such lien is not discharged prior to enforcement thereof or in any event within sixty (60) days from the date thereof; or
(iv)    With respect to Borrower and Guarantor only, fails to have discharged within a period of sixty (60) days any attachment, sequestration, or similar writ levied upon any of its property in excess of (a) $200,000 for Borrower, and (b) $25,000,000 for Guarantor; or
(v)    With respect to Borrower and Guarantor only, fails to pay within sixty (60) days from the entry thereof any final money judgment (that is not fully covered, beyond any applicable deductibles, by insurance) in the amount of (a) $200,000 or more against Borrower, and (b) $25,000,000 or more against Guarantor.
(m)    Borrower, Development or Guarantor is liquidated, terminated, dissolved, or merged or consolidated into another entity, or fails or ceases to be in good standing in the State of Hawaii and/or the state of its incorporation or organization, if different.
(n)    Administrative Agent determines that an event or condition that could reasonably be expected to have a Material Adverse Effect has occurred in the financial condition of Borrower, Development, or Guarantor or in the condition of the Property.
(o)    For any reason, without Administrative Agent’s specific written consent, any Loan Document or the Environmental Agreement ceases to be in full force and effect, or is declared null and void or unenforceable, in whole or in part, or the validity or enforceability thereof, in whole or in part, is challenged or denied by any party thereto other than Administrative Agent; or the liens, mortgages or security interests of Administrative Agent for the benefit of Lenders in any of the Property become unenforceable, in whole or in part, or cease to be of the priority herein required, or the validity or enforceability thereof, in whole or in part, is challenged or denied by Borrower, Development, Guarantor or any person obligated to pay any part of the Indebtedness.
(p)    A default or event of default occurs (and the expiration of any applicable notice and cure periods) under any document executed and delivered in connection with any other indebtedness (to Administrative Agent, any Lender or any other person or entity) (i) of Borrower in excess of $200,000, or (ii) of Guarantor in excess of $15,000,000.
(q)    The occurrence of an event of default (and the expiration of any applicable notice or cure periods) under the Term Loan Agreement.
(r)    The sale, lease (except as permitted under this Agreement), exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any right, title or interest of Borrower or Development in and to the Property or any portion thereof, which occurrence is not rendered ineffective within thirty (30) days after notice thereof from Administrative Agent to Borrower; provided, however, that Borrower or Development shall be permitted to replace defective, obsolete or worn out personal property.
(s)    Except as otherwise permitted under Section 3.14, the sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any direct or indirect ownership interest in Borrower or any portion thereof; or any change (whether voluntary or involuntary) in the management or control of Borrower.
5.2    Remedies. Upon a Default, Administrative Agent may with the consent of, and shall at the direction of, the Required Lenders, without notice, exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, the Environmental Agreement, Law, equity or otherwise, including (a) declaring any and all Indebtedness immediately due and payable, (b) reducing any claim to judgment, or (c) obtaining appointment of a receiver (to which Borrower hereby consents) and/or judicial or nonjudicial foreclosure under the Mortgages; provided, however, upon a Default, Administrative Agent at its election may (but shall not be obligated to) without the consent of, and shall at the direction of, the Required Lenders, without notice, set‑off and apply against any Indebtedness, to the extent thereof and to the maximum extent permitted by Law, any and all deposits, funds, or assets in which Administrative Agent has been granted a security interest on behalf of Lenders pursuant to any Loan Document to or for the credit or account of Borrower; provided, however further, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower and/or Guarantor under the Bankruptcy Code of the United States of America, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
Borrower and Development hereby appoint Administrative Agent as Borrower’s and Development’s attorney‑in‑fact, which power of attorney is irrevocable and coupled with an interest, with full power of substitution if Administrative Agent so elects, to do any of the following in Borrower’s or Development’s name during the continuance of a Default: (i) endorse the name of Borrower or Development on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to Borrower or Development with respect to the Property; (ii) prosecute or defend any action or proceeding incident to the Property; and (iii) pay, settle, or compromise all bills and claims so as to clear title to the Property. Any amounts expended by Administrative Agent on its own behalf or on behalf of Lenders in connection with the exercise of its remedies herein shall be deemed to have been advanced to Borrower hereunder as a demand obligation owing by Borrower to Administrative Agent or Lenders as applicable and shall constitute a portion of the Indebtedness, regardless of whether such amounts exceed any limits for Indebtedness otherwise set forth herein. Neither Administrative Agent nor any Lender shall have any liability to Borrower for the sufficiency or adequacy of any such actions taken by Administrative Agent.
No delay or omission of Administrative Agent or Lenders to exercise any right, power or remedy accruing upon the happening of a Default shall impair such right, power or remedy or be construed to be a waiver of such Default or any acquiescence therein. No delay or omission on the part of Administrative Agent or Lenders to exercise any option for acceleration of the maturity of the Indebtedness or for foreclosure of the Mortgages following any Default as aforesaid, or any other option granted to Administrative Agent and Lenders hereunder in any one or more instances, and no acceptance by Administrative Agent or Lenders of any partial payment on account of the Indebtedness, shall constitute a waiver of such Default, and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Administrative Agent and/or Lenders is intended to be exclusive of any other remedies provided for in any Note, any of the other Loan Documents or the Environmental Agreement, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under any

Note, any of the other Loan Documents or the Environmental Agreement, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given to Administrative Agent and Lenders by this Agreement, any Note, any of the other Loan Documents or the Environmental Agreement shall be concurrent, and may be exercised from time to time as often as may be deemed expedient by the Required Lenders. Every right, power and remedy given to Administrative Agent and Lenders by this Agreement, any Note or any of the Loan Documents may be pursued separately, successively or together against Borrower, or the Property or any part thereof, or any personal property granted as security under the Loan Documents.
Regardless of how a Lender may treat payments received from the exercise of remedies under the Loan Documents or the Environmental Agreement for the purpose of its own accounting, for the purpose of computing the Indebtedness, payments shall be applied as elected by Lenders. No application of payments will cure any Default or prevent acceleration or continued acceleration of amounts payable under the Loan Documents or the Environmental Agreement or prevent the exercise or continued exercise of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.
ARTICLE 6.
ADMINISTRATIVE AGENT
6.1    Appointment and Authorization of Administrative Agent.
(f)    Each Lender hereby irrevocably (subject to Section 6.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement, each other Loan Document and the Environmental Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, any other Loan Document or the Environmental Agreement, together with such powers as are reasonably incidental thereto. Each Lender consents to the terms of the Intercreditor Agreement and agrees that Administrative Agent may pay the amounts provided in Section 7.2 that are to be paid to the administrative agent and lenders under the Term Loan Agreement. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document or the Environmental Agreement, Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or the Environmental Agreement or shall otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents and the Environmental Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(g)    No individual Lender or group of Lenders shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document or the Environmental Agreement, or secure or enforce the obligations of Borrower or any other party pursuant to the Loan Documents or the Environmental Agreement, or otherwise. All such rights, on behalf of Administrative Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Administrative Agent for the pro rata benefit of Lenders. Such rights, however, are subject to the rights of a Lender or Lenders, as expressly set forth in this Agreement, to approve matters or direct Administrative Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement, the other Loan Documents or the Environmental Agreement, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement, the other Loan Documents and the Environmental Agreement, including (i) the determination if and to what extent matters or items subject to Administrative Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Administrative Agent Advances, and (iii) the exercise of remedies pursuant to, but subject to, Article 5 or pursuant to any other Loan Document or the Environmental Agreement and any action so taken or not taken shall be deemed consented to by Lenders.
(h)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or Guarantor, no individual Lender or group of Lenders shall have the right, and Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be exclusively entitled and empowered on behalf of itself and Lenders, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 8.11 allowed in such judicial proceeding); and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 8.11.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lenders except as approved by the Required Lenders or to authorize Administrative Agent to vote in respect of the claims of Lenders except as approved by the Required Lenders in any such proceeding.
6.2    Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement, any other Loan Document or the Environmental Agreement by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects with reasonable care.
6.3    Liability of Administrative Agent. No Agent‑Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement, any other

Loan Document or the Environmental Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any subsidiary or Affiliate of Borrower, or any officer thereof, contained herein, or in any other Loan Document or the Environmental Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement, any other Loan Document or the Environmental Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document or the Environmental Agreement, or for any failure of Borrower or any other party to any Loan Document or the Environmental Agreement to perform its obligations hereunder or thereunder. No Agent‑Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or the Environmental Agreement, or to inspect the properties, books or records of Borrower, Guarantor, or any of their Affiliates.
6.4    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to any party to the Loan Documents or the Environmental Agreement), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement, any other Loan Document or the Environmental Agreement unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders if required hereunder as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, any other Loan Document or the Environmental Agreement in accordance with a request or consent of the Required Lenders or such greater number of Lenders as may be expressly required hereby in any instance, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders. In the absence of written instructions from the Required Lenders or such greater number of Lenders, as expressly required hereunder, Administrative Agent may take or not take any action, at its discretion, unless this Agreement specifically requires the consent of the Required Lenders or such greater number of Lenders.
6.5    Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default that Administrative Agent determines will have a Material Adverse Effect. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default as may be requested by the Required Lenders in accordance with Article 5; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.
6.6    Credit Decision; Disclosure of Information by Administrative Agent.
(c)    Each Lender acknowledges that none of Agent‑Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower, and/or Guarantor, shall be deemed to constitute any representation or warranty by any Agent-Related Person to Lenders or any of them as to any matter, including whether Agent‑Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and Guarantor, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents and the Environmental Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor.
(d)    Administrative Agent upon its receipt shall provide each Lender such notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein. To the extent not already available to a Lender, Administrative Agent shall also provide the Lender and/or make available for the Lender’s inspection during reasonable business hours and at the Lender’s expense, upon the Lender’s written request therefor: (i) copies of the Loan Documents and the Environmental Agreement; (ii) such information as is then in Administrative Agent’s possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (iii) copies of all current financial statements in respect of Borrower, or Guarantor or other person liable for payment or performance by Borrower of any obligations under the Loan Documents or the Environmental Agreement, then in Administrative Agent’s possession with respect to the Loan; and (iv) other current factual information then in Administrative Agent’s possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower or Guarantor, or any of their respective Affiliates; provided that nothing contained in this Section 6.6 shall impose any liability upon Administrative Agent for its failure to provide a Lender any of such Loan Documents, the Environmental Agreement, information, or financial statements, unless such failure constitutes willful misconduct or gross negligence on Administrative Agent’s part; and provided, further, that Administrative Agent shall not be obligated to provide any Lender with any information in violation of Law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Lender factual and financial information expressly required to be provided herein). Except as set forth above, Administrative Agent shall not have any duty or responsibility to provide Lenders or any of them with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or Guarantor or any of their respective Affiliates which may come into the possession of any of Agent‑Related Persons.
6.7    Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent‑Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Agent‑Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent‑Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section

6.7. Without limitation of the foregoing, to the extent that Administrative Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including attorneys’ fees) incurred by Administrative Agent as described in Section 8.11. The undertaking in this Section 6.7 shall survive the payment of all Indebtedness hereunder and the resignation or replacement of Administrative Agent.
6.8    Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any party to the Loan Documents or the Environmental Agreement and their respective Affiliates as though Administrative Agent were not Administrative Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that Borrower and Bank of America, N.A. or its Affiliate have entered or may enter into Swap Transactions. A portion of the Loan may be funded to honor Borrower’s payment obligations under the terms of such Swap Transactions, and Lenders shall have no right to share in any portion of such payments. Lenders acknowledge that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding any party to the Loan Documents or the Environmental Agreement or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such parties or such parties’ Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Pro Rata Share of the Loan, Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Lenders and may exercise such rights and powers as though it were not Administrative Agent or party to Swap Transactions, and the terms “Lender” and “Lenders” include Bank of America, N.A. in its individual capacity.
6.9    Successor Administrative Agent. Administrative Agent may, and at the request of the Required Lenders as a result of Administrative Agent’s gross negligence or willful misconduct in performing its duties under this Agreement shall, resign as Administrative Agent upon 30 days’ notice to Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 6 and other applicable Sections of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
6.10    Releases; Acquisition and Transfers of Collateral.
(a)    Lenders hereby irrevocably authorize Administrative Agent to transfer, substitute or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders to transfer or sell, any Loan collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Indebtedness, (ii) in connection with a release, substitution, transfer or sale of a lien or Loan Collateral if Borrower will certify to Administrative Agent that the release, substitution, transfer or sale is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate without further inquiry), or (iii) after foreclosure or other acquisition of title (A) for a purchase price of at least 90% of the value indicated in the most recent appraisal of the collateral obtained by Administrative Agent made in accordance with regulations governing Administrative Agent, less any reduction indicated in the appraisal estimated by experts in such areas, or (B) if approved by the Required Lenders.
(b)    If all or any portion of the Loan collateral is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Pro Rata Shares on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”). Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired. After any collateral is acquired, Administrative Agent shall appoint and retain one or more persons (individually and collectively, the “Property Manager”) experienced in the management, leasing, sale and/or disposition of similar properties. After consulting with the Property Manager, Administrative Agent shall prepare a written plan for operation, management, improvement, maintenance, repair, sale and disposition of the Loan collateral and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the “Business Plan”). Administrative Agent will deliver the Business Plan not later than the sixtieth (60th) day after the Acquisition Date to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Administrative Agent and the Property Manager shall adhere to the Business Plan until a different Business Plan is approved by the Required Lenders. Administrative Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Administrative Agent is not approved by the Required Lenders, or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Administrative Agent, any Lender may propose an alternative Business Plan, which Administrative Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall, subject to clause (a) of this Section 6.10, have the right but not the obligation to take any action in connection with the Loan collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.
(c)    Upon request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent’s authority to sell, transfer or release any such liens of particular types or items of Loan collateral pursuant to this Section 6.10; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.
(d)    If only two (2) Lenders exist at the time Administrative Agent receives a purchase offer for Loan collateral for which one of the Lenders does not consent within ten (10) Business Days after notification from Administrative Agent, the consenting Lender may offer (“Purchase Offer”) to purchase all of the non-consenting Lender’s right, title and interest in the collateral for a purchase price equal to the non-consenting Lender’s Pro Rata Share of the net proceeds anticipated from such sale of such collateral (as reasonably determined by Administrative Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) (“Net Proceeds”). Within ten (10) Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Administrative Agent that it elects to purchase all of the consenting Lender’s right, title and interest in the collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender’s Pro Rata Share of the Net Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of the collateral or ninety (90) days after the Purchase Offer, regardless of whether the collateral has been sold.
6.11    Application of Payments. Except as otherwise provided below with respect to Defaulting Lenders, aggregate principal and interest payments, payments for Indemnified Liabilities, and/or foreclosure or sale of the collateral, and net operating income from the collateral during any period it is owned by Administrative Agent on behalf of Lenders (“Payments”) shall be apportioned pro rata among Lenders and payments of any fees (other than fees designated for Administrative Agent’s separate account) shall, as applicable, be apportioned pro rata among Lenders. Notwithstanding anything to the contrary in this Agreement, all Payments due and payable to Defaulting Lenders shall be due and payable to and be apportioned pro rata among Administrative Agent and Electing Lenders. Such apportionment shall be in the proportion that the Defaulting Lender Payment Amounts paid by them bears to the total Defaulting Lender Payment Amounts of such Defaulting Lender. Such apportionment shall be made until Administrative Agent and Lenders have been paid in full for the Defaulting Lender Payment Amounts. All pro rata Payments shall be remitted to Administrative Agent and all such payments not constituting payment of specific fees, and all proceeds of the Loan collateral received by Administrative Agent, shall be applied first, to pay any fees, indemnities, costs, expenses (including those in Section 6.7) and reimbursements then due to Administrative Agent from Borrower; second, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower; third, to pay pro rata interest and late charges due in respect of the Indebtedness and Administrative Agent Advances; fourth, to pay or prepay pro rata principal of the Indebtedness and Administrative Agent Advances; fifth, to pay any indebtedness of Borrower under Swap Transactions; and last, to Borrower, if required by Law, or Lenders in Pro Rata Share percentages equal to their percentages at the termination of the Aggregate Commitments. Upon the occurrence and during the continuance of a Default, Administrative Agent, in its sole and absolute discretion, may alter the foregoing priorities of applications of payments and proceeds of collateral.
6.12    Benefit. The terms and conditions of this Article 6 are inserted for the sole benefit of Administrative Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, without prejudicing Administrative Agent’s or Lenders’ rights to later assert them in whole or in part.
6.13    Co‑Agents; Lead Managers. None of the Lenders or other persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co‑agent,” “book manager,” or “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other persons so identified as a “syndication agent,” “documentation agent,” “co-agent” or “lead manager” shall have or be deemed to have any fiduciary relationship with Lenders or any of them. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE 7.
SUBSTITUTION AND RELEASE OF COLLATERAL
7.1    Substitution of Residential Property. Administrative Agent and Lenders agree that Borrower may substitute certain real property collateral (the “Substitute Property”) in place of the Residential Property upon satisfaction of the following conditions:
(a)    Administrative Agent and Lenders shall have obtained an independent appraisal, satisfactory to Administrative Agent and Lenders in their sole discretion, demonstrating that the Appraised Value of the Substitute Property is equal to or greater than the Appraised Value of the Residential Property;
(b)    Borrower shall deliver or cause to be delivered to Administrative Agent and Lenders documents, mortgages, certificates, and other filings necessary to grant, evidence, and perfect a valid, enforceable first priority security interest in the Substitute Property in favor of Administrative Agent or as otherwise required by Law;
(c)    Borrower shall deliver or cause to be delivered to Administrative Agent such other items, documents, and certificates as Administrative Agent may reasonably request from Borrower and any other person or entity, in form and content reasonably satisfactory to Administrative Agent, including, without limitation, the items of the type described in Paragraphs 7 through 15 of Exhibit C as they pertain to the Substitute Property;
(d)    Borrower shall pay all reasonable fees, costs and expenses incurred by Administrative Agent in connection with such substitution, including, without limitation, any legal fees, title and escrow fees and costs, and appraisal fees;
(e)    At Borrower’s expense, the Title Insurance Company shall be committed to issue new title policies or such title endorsements to the policy of Title Insurance for the benefit of Administrative Agent as may be reasonably required by Administrative Agent, with no exceptions to title or encumbrances that are not acceptable to Administrative Agent in its sole discretion; and
(f)    No Default or Potential Default shall be continuing at the time of the substitution.
7.2    Release of Residential Property or Substitute Property in Connection with a Sale or Transfer. Administrative Agent and Lenders agree to release the Residential Property or the Substitute Property from the lien of the Residential Mortgage upon satisfaction of the following conditions:
(a)    Such release shall be made concurrently with the sale and transfer of the Residential Property or the Substitute Property to a party other than Borrower or any of its Affiliates;

(b)    Borrower or Guarantor shall pay to Administrative Agent, concurrently with such release, the greater of the following: (i) the Appraised Value of Residential Property or the Substitute Property, and (ii) $12,000,000;
(c)    Borrower shall pay all reasonable fees, costs and expenses incurred by Administrative Agent in connection with such release, including, without limitation, any legal fees, title and escrow fees and costs, and appraisal fees;
(d)    At Borrower’s expense, the Title Insurance Company shall be committed to issue such title endorsements to the policy of Title Insurance for the benefit of Administrative Agent as may be reasonably required by Administrative Agent; and
(e)    No Default or Potential Default shall be continuing at the time of the release.
All amounts paid to Administrative Agent pursuant to this Section 7.2 in connection with the release of the Residential Property or the Substitute Property from the lien of the Residential Mortgage shall be applied as follows: (1) first to repayment of the Loan, until the entire Indebtedness is repaid in full and Lenders have no further commitment to advance Loan funds, and (2) second, any remaining amounts will be transmitted by Administrative Agent to the administrative agent or the lenders under the Term Loan Agreement for repayment of the Term Loan.
7.3    Release of Residential Property or Substitute Property other than in Connection with a Sale or Transfer. If the following conditions are satisfied, Administrative Agent and Lenders shall release the Residential Property or the Substitute Property from the lien of the Residential Mortgage:
(f)    The outstanding Principal Debt shall not exceed 50% of the Appraised Value of the Retail Project;
(g)    The Retail Project must have achieved a Debt Service Coverage Ratio of at least 1.20 to 1, for the 90 day period ending 30 days prior to the date of the release of the Residential Property or the Substitute Property from the lien of the Residential Mortgage, and no change to the status of the Retail Project or the leasing of the Retail Project shall have occurred in the 30 days prior to the release date that, in Administrative Agent’s sole discretion, would cause the Retail Project to not maintain such required Debt Service Coverage Ratio;
(h)    Administrative Agent and Lenders shall have obtained a market value appraisal of the Retail Project within 180 days prior to the date of the release of the Residential Property or the Substitute Property from the lien of the Residential Mortgage;
(i)    Borrower shall pay all reasonable fees, costs and expenses incurred by Administrative Agent in connection with such release, including, without limitation, any legal fees, title and escrow fees and costs, and appraisal fees;
(j)    At Borrower’s expense, the Title Insurance Company shall be committed to issue such title endorsements to the policy of Title Insurance for the benefit of Administrative Agent as may be reasonably required by Administrative Agent; and
(k)    No Default or Potential Default shall be continuing at the time of the release.

7.4    Partial Release of Residential Property or Substitute Property. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent may release, in its sole discretion, a portion of the Residential Property or the Substitute Property from the lien of the Residential Mortgage so long as:
(e)    The Residential Property or the Substitute Property shall be subject to a valid subdivision map or plat map, and shall constitute a legally subdivided parcel under applicable law;
(f)    Administrative Agent shall have approved the legal description of the Residential Property or the Substitute Property and received and approved a Survey complying with the requirements of Exhibit D that depicts the Residential Property or the Substitute Property as a separate subdivided parcel;
(g)    At Borrower’s expense, the Title Insurance Company shall be committed to issue such title endorsements to the policy of Title Insurance for the benefit of Administrative Agent as may be reasonably required by Administrative Agent; and
(h)    No Default or Potential Default shall be continuing at the time of the release.
ARTICLE 8.
GENERAL TERMS AND CONDITIONS
8.1    Consents. Except where otherwise expressly provided in the Loan Documents or the Environmental Agreement, in any instance where the approval or consent of Administrative Agent or Lenders or the exercise of judgment by Administrative Agent or Lenders is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Administrative Agent or Lenders, and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Administrative Agent or Lenders. Notwithstanding any approvals or consents by Administrative Agent or Lenders, neither Administrative Agent nor any Lender has any obligation or responsibility whatsoever for the adequacy, form or content of any appraisal, any contract, any change order, any lease, or any other matter incident to the Property. Any inspection, appraisal or audit of the Property or the books and records of Borrower, or the procuring of documents and financial and other information by or on behalf of Administrative Agent, shall be for the protection of Administrative Agent and Lenders only, and shall not constitute an assumption of responsibility to Borrower or anyone else with regard to the condition, value, construction, maintenance or operation of the Property, or relieve Borrower of any of Borrower’s obligations. Borrower has selected all surveyors, architects, engineers, contractors, materialmen and all other persons or entities furnishing services or materials to the Project. Neither Administrative Agent nor any Lender has any duty to supervise or to inspect the Property, or has any duty of care to Borrower or any other person to protect against, or to inform Borrower or any other person of the existence of, any negligent, faulty, inadequate or defective design.
8.2    Borrower’s Indemnity. Neither Administrative Agent nor any Lender shall be liable or responsible for, and Borrower shall indemnify each Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against: (a) any claim, action, loss or cost (including attorneys’ fees and costs) arising from or relating to (i) any defect in the Property or the Improvements, (ii) the performance or default of Borrower, Borrower’s surveyors, architects, engineers or contractors, or any other person, (iii) in connection with the protection and preservation of the Loan collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition), or (iv) the performance of any obligation of Borrower whatsoever; (b) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ fees and costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document, the Environmental Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan; or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto; (c) any and all claims, demands, actions or causes of action arising out of or relating to the use of Information (as defined in Section 8.7) or other materials obtained through internet, Intralinks or other similar information transmission systems in connection with this Agreement; and (d) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and costs) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing claims, demands, actions, causes of action or proceedings, or as a result of the preparation of any defense in connection with any of the foregoing claims, demands, actions, causes of action or proceedings, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding and whether it is defeated, successful or withdrawn (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Nothing, including any advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Administrative Agent or Lenders. Inspection shall not constitute an acknowledgment or representation by Administrative Agent or any Lender that there has been or will be compliance with the Loan Documents, the Environmental Agreement or applicable Laws, governmental requirements or restrictive covenants, or that the construction is free from defective materials or workmanship. Administrative Agent’s failure to inspect shall not constitute a waiver of any rights of Administrative Agent or Lenders under the Loan Documents or the Environmental Agreement or at Law or in equity.
8.3    Miscellaneous. This Agreement may be executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument. The Loan Documents and the Environmental Agreement are for the sole benefit of Administrative Agent, Lenders and Borrower and are not for the benefit of any third party. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons, entities or circumstances. Time shall be of the essence with respect to Borrower’s obligations under the Loan Documents and the Environmental Agreement. This Agreement and its validity, enforcement and interpretation shall be governed by Hawaii Law (without regard to any conflict of Laws principles) and applicable United States federal Law.
8.4    Notices.
(e)    Modes of Delivery; Changes. Except as otherwise provided herein, all notices and other communications required or which any party desires to give under this Agreement, any other Loan Document or the Environmental Agreement shall be in writing. Unless otherwise specifically provided in such other Loan Document or the Environmental Agreement, all such notices and other communications shall be deemed sufficiently given or furnished if delivered by personal delivery, by courier, by registered or certified United States mail, postage prepaid, or by facsimile (with, subject to clause (b) below, a confirmatory duplicate copy sent by first class United States mail), addressed to the party to whom directed or by (subject to clause (c) below) electronic mail address to Borrower, at the addresses set forth at the end of this Agreement or to Administrative Agent or Lenders at the addresses specified for notices on the Schedule of Lenders (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery, or in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of facsimile, upon receipt; provided, however, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section 8.4 shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or the Environmental Agreement or to require giving of notice or demand to or upon any person in any situation or for any reason.
(f)    Effectiveness of Facsimile Signatures. The Loan Documents and the Environmental Agreement may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all parties to the Loan Documents and the Environmental Agreement. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not affect the effectiveness of any facsimile document or signature.
(g)    Electronic Communications. Administrative Agent, Lenders, and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower, Administrative Agent, and/or Lenders and their respective Affiliates and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (i) there are risks associated with the use of electronic transmission and that Administrative Agent does not control the method of transmittal, the service providers or the operational or technical issues that could occur; (ii) Administrative Agent and the Lenders have no obligation or responsibility whatsoever and assume no duty or obligation for the security, receipt or third party interception of any such electronic transmission of data, or any operational or technical issues that may occur with the electronic transmission of data; and (iii) Borrower will release, hold harmless and indemnify Administrative Agent and each Lender from any claim, damage or loss, including that arising in whole or part from Administrative Agent’s and each Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.
(h)    Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan advance notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with

Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording. If a Lender does not notify or inform Administrative Agent as to whether or not it consents to, or approves of, or agrees to any matter of any nature whatsoever with respect to which its consent, approval or agreement is required under the express provisions of this Agreement or with respect to which its consent, approval or agreement is otherwise requested by Administrative Agent, in connection with the Loan or any matter pertaining to the Loan, within ten (10) Business Days (or such longer period as may be specified by Administrative Agent) after such consent, approval or agreement is requested by Administrative Agent, Lender shall be deemed to have given its consent, approval or agreement, as the case may be, with respect to the matter in question.
8.5    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises any right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, to a depository (including Administrative Agent, any Lender or its or their Affiliates) for returned items or insufficient collected funds or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. Notwithstanding the foregoing, no Lender Party (as defined in Section 8.8) may exercise any right of set-off except in accordance with Section 8.8.
8.6    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (d) below, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Pro Rata Share of the Loan at the time owing to it); provided that:
(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Pro Rata Share of the Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund as defined in Exhibit B with respect to a Lender, the aggregate amount of the Commitment

(which for this purpose includes its Pro Rata Share of the Loan outstanding) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Pro Rata Share of the Loan and the Commitment assigned; and
(iii)    any assignment of a Commitment must be approved by Administrative Agent, unless the person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
(iv)    the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.
Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (c) of this Section 8.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Borrower’s obligations surviving termination of this Agreement). Upon request, Administrative Agent shall prepare and Borrower shall execute and deliver a Note (“Replacement Note”) to the assignee Lender evidencing the assignee Lender’s Pro Rata Share of the Loan. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 8.6.
(c)    Administrative Agent, acting solely for this purpose as an agent of Borrower shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amount of each Lender’s Pro Rata Share of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may, without the consent of, but with prior notice to Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or its Pro Rata Share of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower,

Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) except to the extent consented to by Administrative Agent in its sole discretion with respect to each participation, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.
(e)    A Participant shall not be entitled to receive any greater payment under Sections 2.1 through 2.8, inclusive, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    If the consent of Borrower to an assignment or to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the provision to the first sentence of clause (b) above), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.
8.7    Confidentiality. Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 8.7, to (i) any assignee of or participant in, any of its rights or obligations under this Agreement, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any Swap Contract or credit derivative transaction relating to obligations to Borrower or Guarantor; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.7, or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section 8.7, “Information” means all information received from Borrower or Guarantor relating to Borrower or Guarantor or their business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or Guarantor; provided that, in the case of information received from Borrower or Guarantor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 8.7 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders in connection with the administration and management of this Agreement, the Loan and the Loan Documents.
8.8    No Set-off. Neither Administrative Agent nor any Lender nor any assignee, Participant or Affiliate thereof (each, a “Lender Party”) shall proceed directly, by right of set-off, banker’s lien, counterclaim or otherwise, against any assets of Borrower or Guarantor (including any general or special, time or demand, provisional or other deposits or other indebtedness owing by such Lender Party to or for the credit or the account of Borrower or Guarantor) for the purpose of applying such assets against the Indebtedness, without the prior written consent of all Lenders.
8.9    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the portions of the Loan advanced by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off subject to Section 8.8 or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the portions of the Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such portions of the Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required payment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all of its rights of payment (including the right of set-off, but subject to Section 8.8) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 8.9 and will in each case notify Lenders following any such purchases or repayments. Each Lender that purchases a participation interest pursuant to this Section 8.9 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
8.10    Amendments; Survival. Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Article 6 or as to any other matter in the Loan Documents or the Environmental Agreement respecting payments to Administrative Agent or Lenders or the required number of Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other Person or the execution by Borrower or any other Person of any such amendment or intercreditor agreement. Subject to the foregoing, Administrative Agent may amend or waive any provision of this Agreement, any other Loan Document or the Environmental Agreement, or consent to any departure by any party to the Loan Documents or the Environmental Agreement therefrom which amendment, waiver or consent is intended to be within Administrative Agent’s discretion or determination, or otherwise in Administrative Agent’s reasonable determination shall not have a Material Adverse Effect; provided, however, otherwise no such amendment, waiver or consent shall be effective unless in writing, signed by the Required Lenders and Borrower or the applicable party to the Loan Documents or the Environmental Agreement, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided further, however, no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 5.2), without the written consent of such Lender (it being understood that a waiver of a Default shall not constitute an extension or increase in any Lender’s Commitment);
(b)    postpone any date fixed by this Agreement, any other Loan Document or the Environmental Agreement for any payment or mandatory prepayment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document or the Environmental Agreement, without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any portion of the Loan or any fees or other amounts payable hereunder or any other Loan Document or the Environmental Agreement, without the written consent of each Lender directly affected thereby; provided, however, that Administrative Agent may waive any obligation of Borrower to pay interest at the Past Due Rate and/or late charges for periods of up to thirty (30) days, and only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Past Due Rate or late charges thereafter, or to amend the definition of “Past Due Rate” or “late charges”;
(d)    change the percentage of the combined Commitments or of the aggregate unpaid principal amount of the Loan which is required for Lenders or any of them to take any action hereunder, without the written consent of each Lender;
(e)    change the definition of “Pro Rata Share” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)    amend this Section 8.10, or Section 8.8, or Section 8.9, without the written consent of each Lender;
(g)    permit the sale, transfer, pledge, mortgage or assignment of any Loan collateral or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents, without the written consent of each Lender; or
(h)    transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of Lenders transfer or sell, any Loan collateral except as permitted in Section 6.10, without the written consent of each Lender;
and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement, any other Loan Document or the Environmental Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender.
This Agreement shall continue in full force and effect until the Indebtedness is paid in full and all of Administrative Agent’s and Lenders’ obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnitees, Administrative Agent and Lenders (and any other provisions herein specified to survive) shall survive payment in full, satisfaction or discharge of the Indebtedness, the resignation or removal of Administrative Agent or replacement of any Lender, and any release or termination of this Agreement or of any other Loan Documents.
8.11    Costs and Expenses. Without limiting any Loan Document or the Environmental Agreement and to the extent not prohibited by applicable Laws, Borrower shall pay when due, shall reimburse to Administrative Agent for the benefit of itself and Lenders on demand and shall indemnify Administrative Agent and Lenders from, all reasonable out-of-pocket fees, costs and expenses paid or incurred by Administrative Agent in connection with the negotiation, preparation and execution of this Agreement, the other Loan Documents and the Environmental Agreement (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), or in connection with the disbursement, administration or collection of the Loan or the enforcement of the obligations of Borrower or the exercise of any right or remedy of Administrative Agent, including: (a) all reasonable fees and expenses of Administrative Agent’s counsel (including the market value of services of in-house counsel); (b) fees and charges of each inspector and engineer; (c) appraisal, re-appraisal and survey costs; (d) title insurance charges and premiums; (e) title search or examination costs, including abstracts, abstractors’ certificates and Uniform Commercial Code searches; (f) court, judgment and tax lien searches for Borrower, Development and Guarantor; (g) escrow fees; (h) fees and costs of environmental investigations, site assessments and remediations; (i) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; (j) filing and recording fees; and (k) loan brokerage fees. Borrower shall pay all costs and expenses incurred by Administrative Agent, including reasonable attorneys’ fees (including the market value of services of in-house counsel), if the obligations or any part thereof are sought to be collected by or through an attorney at law, whether or not involving probate, appellate or administrative proceedings or proceedings under any Debtor Relief Law. Borrower shall pay all costs and expenses of complying with the Loan Documents and the Environmental Agreement. Borrower’s obligations under this Section 8.11 shall survive the delivery of the Loan Documents and the Environmental Agreement, the making of advances, the payment in full of the Indebtedness, the release or reconveyance of any of the Loan Documents, the foreclosure of the Mortgages or conveyance in lieu of foreclosure, any proceeding under any Debtor Relief Law, and any other event whatsoever.
8.12    Tax Forms.
(a)    (i)    Each Lender and each holder of a participation interest herein that is not a “United States person” (a “Foreign Lender”) within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding (or after accepting an assignment or receiving a participation interest herein), two duly-signed completed copies of either Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from withholding on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to an exemption from or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Administrative Agent such additional duly-completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then-current United States Laws and regulations to avoid, or such evidence as is satisfactory to

Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to the Loan Documents or the Environmental Agreement, (B) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lenders, and as may be reasonably necessary (including the re-designation of its lending office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.
(i)    Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents or the Environmental Agreement (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of United States Internal Revenue Service Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
(ii)    Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 2.8(a) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with a United States Internal Revenue Service Form W-8IMY pursuant to this subsection (a) if such Lender shall have failed to satisfy the foregoing provisions of this subsection (a); provided that if such Lender shall have satisfied the requirements of this subsection (a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents or the Environmental Agreement, nothing in this subsection (a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 2.8 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other person for the account of which such Lender receives any sums payable under any of the Loan Documents or the Environmental Agreement is not subject to withholding or is subject to withholding at a reduced rate.
(iii)    Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents or the Environmental Agreement with respect to which Borrower is not required to pay additional amounts under this subsection (a).
(iv)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(b)    Upon the request of Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(3) of the Code shall deliver to Administrative Agent two duly-signed completed copies of United States Internal Revenue Service Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
(c)    If any Tribunal asserts that Administrative Agent did not properly withhold or back-up withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest and costs and expenses (including attorneys’ fees) of Administrative Agent. The obligation of Lenders under this clause (c) shall survive the removal or replacement of a Lender, the payment of all Indebtedness and the resignation or replacement of Administrative Agent.
8.13    Further Assurances. Borrower will, upon Administrative Agent’s request (a) promptly correct any defect, error or omission in any Loan Document or the Environmental Agreement, (b) execute, acknowledge, deliver, procure, record or file such further instruments and do such further acts as Administrative Agent deems necessary, desirable or proper to carry out the purposes of the Loan Documents and the Environmental Agreement and to identify and subject to the liens and security interest of the Loan Documents any property intended to be covered thereby, including any renewals, additions, substitutions, replacements or appurtenances to the Property, (c) execute, acknowledge, deliver, procure, file or record any document or instrument Administrative Agent deems necessary, desirable or proper to protect the liens or the security interest under the Loan Documents against the rights or interests of third persons, and (d) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts reasonably deemed necessary, desirable or proper by Administrative Agent to comply with the requirements of any agency having jurisdiction over Administrative Agent. In addition, at any time, and from time to time, upon request by Administrative Agent or any Lender, Borrower will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the reasonable opinion of Administrative Agent or such Lender, be necessary or desirable in order to verify Borrower’s identity and background in a manner satisfactory to Administrative Agent or such Lender.
8.14    Inducement to Lenders. The representations and warranties contained in this Agreement, the other Loan Documents and the Environmental Agreement (a) are made to induce Lenders to make the Loan and extend any other credit to or for the account of Borrower pursuant hereto, and Administrative Agent and Lenders are relying thereon and will continue to rely thereon, and (b) shall survive any foreclosure, any conveyance in lieu of foreclosure, or any proceedings under any Debtor Relief Law involving Borrower, Development, Guarantor or the Property.

8.15    Forum. Each party to this Agreement hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court sitting in the State specified in Section 8.3 of this Agreement and to the jurisdiction of any state court or any United States federal court sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement or the Indebtedness. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Each party to this Agreement hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified in Section 8.3 may be made by certified or registered mail, return receipt requested, directed to such party at its address for notice stated in the Loan Documents, or at a subsequent address of which Administrative Agent received actual notice from such party in accordance with the Loan Documents, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Administrative Agent to serve process in any manner permitted by Law or limit the right of Administrative Agent to bring proceedings against any party in any other court or jurisdiction.
8.16    Interpretation. References to “Dollars,” “$,” “money,” “payments” or other similar financial or monetary terms are references to lawful money of the United States of America. References to Articles, Sections and Exhibits are, unless specified otherwise, references to articles, sections and exhibits of this Agreement. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular. References to Borrower or Guarantor shall mean each person comprising the same, jointly and severally. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” shall refer to this entire Agreement (including the attached exhibits) and not to any particular Article, Section, paragraph or provision. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” Captions and headings in the Loan Documents are for convenience only and shall not affect the construction of the Loan Documents. The term “person” shall include firms, associations, partnerships (including limited partnerships and limited liability partnerships), joint ventures, trusts, corporations, limited liability companies and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.
8.17    No Partnership, etc. The relationship between Lenders (including Administrative Agent) and Borrower is solely that of lender and borrower. Neither Administrative Agent nor any Lender has any fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents or the Environmental Agreement. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association or special relationship between Borrower and Administrative Agent or any Lender or in any way to make Administrative Agent or any Lender a co‑principal with Borrower with reference to the Project, the Property or otherwise. In no event shall the rights and interests of Administrative Agent or Lenders under the Loan Documents or the Environmental Agreement be construed to give Administrative Agent or any Lender the right to control, or be deemed to indicate that Administrative Agent or any Lender is in control of, the business, properties, management or operations of Borrower.
8.18    Records. The unpaid amount of the Loan and the amount of any other credit extended by Administrative Agent or Lenders to or for the account of Borrower set forth on the books and records of Administrative Agent shall be presumptive evidence of the amount thereof owing and unpaid, but failure to record any such amount on Administrative Agent’s books and records shall not limit or affect the obligations of Borrower under the Loan Documents to make payments on the Loan when due.

8.19    USA Patriot Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.
8.20    Entire Agreement. The Loan Documents and the Environmental Agreement constitute the entire understanding and agreement between and among Borrower, Administrative Agent and Lenders with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between and among Borrower, Administrative Agent and Lenders with respect to the matters addressed in the Loan Documents or the Environmental Agreement. In particular, and without limitation, the terms of any commitment letter, letter of intent or quote letter by Administrative Agent or any Lender to make the Loan are merged into the Loan Documents and/or the Environmental Agreement, as applicable. Neither Administrative Agent nor any Lender has made any commitments to extend the term of the Loan past the stated Maturity Date or to provide Borrower with financing except as set forth in the Loan Documents. Except as incorporated in writing into the Loan Documents or the Environmental Agreement, there are not, and were not, and no persons are or were authorized by Administrative Agent or any Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents or the Environmental Agreement.
THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KUKUIʻULA VILLAGE LLC, a Delaware limited liability company

By: KKV Management LLC, a Hawaii limited liability company, its Manager

   By: A & B Properties, Inc., a Hawaii corporation, its Manager

      By    / s / Paul W. Hallin
Name: Paul W. Hallin
Its: Executive Vice President

By    / s / Alyson J. Nakamura
Name: Alyson J. Nakamura
Its: Secretary

Borrower’s Address for Notices:
Kukui‘ula Village LLC
c/o A & B Properties, Inc.
822 Bishop Street
Honolulu, Hawaii 96813
Attention: Paul K. Ito
Telephone: (808) 525-8415
Telecopier: (808) 525-6651
Electronic Mail: pito@abinc.com

The Federal Tax Identification Number of Borrower: 26-0535997

Signature Page to Real Estate Term Loan Agreement

KUKUIʻULA DEVELOPMENT COMPANY (HAWAII), LLC, a Hawaii limited liability company

By: KDC, LLC, a Hawaii limited liability company, its Managing Member

   By: A & B Properties, Inc., a Hawaii corporation, its Manager

      By    / s / Paul W. Hallin
         Name: Paul W. Hallin
         Its: Executive Vice President

      By    / s / Alyson J. Nakamura
         Name: Alyson J. Nakamura
         Its: Secretary

Development’s Address for Notices:
Kukui‘ula Development Company (Hawaii), LLC
c/o A & B Properties, Inc.
822 Bishop Street
Honolulu, Hawaii 96813
Attention: Paul K. Ito
Telephone: (808) 525-8415
Telecopier: (808) 525-6651
Electronic Mail: pito@abinc.com

The Federal Tax Identification Number of Development: 04-3654195

Signature Page to Real Estate Term Loan Agreement

BANK OF AMERICA, N.A., as Administrative Agent By: / s / Krista Knutson Name: Krista Knutson Title: Vice President

Signature Page to Real Estate Term Loan Agreement

BANK OF AMERICA, N.A., as a Lender By: / s / Krista Knutson___ Name: Krista Knutson Title: Vice President_______

Signature Page to Real Estate Term Loan Agreement

EXHIBIT A-1
Legal Description of Retail Property
TMK: (4) 2-6-015-010

All of that certain parcel of land (being portion(s) of the land(s) described in and covered by Royal Patent Number 6714, Land Commission Award Number 7714-B, Apana 2 to M. Kekuaiwa no M. Kekuanaoa, Royal Patent 4236, Land Commission Award 5314 to Kapa, and Royal Patent Number 6448, Land Commission Award Number 5482 to Ino) situate, lying and being at Koloa (Makai) and Lawa'i, Koloa, Kona, Island and County of Kauai, State of Hawaii, being LOT 10-A of the "KUKUI`ULA PARCEL X SUBDIVISION", same being a portion of Lot 10 of the "Kukui`ula Large-Lot Subdivision III", containing an area of 10.241 acres, more or less, as shown on the map prepared by Erik S. Kaneshiro, Land Surveyor, with Austin, Tsutsumi & Associates Inc., dated February 2, 2011, last revised August 3, 2011, approved by the Planning Department, County of Kauai, on September 13, 2011, and being more particularly described in AFFIDAVIT OF ERIK S. KANESHIRO dated September 20, 2011, recorded as Document No. 2011-154371.

Said above described parcel of land having been acquired as follows:

1.
By KUKUI`ULA VILLAGE LLC, a Delaware limited liability company, by DEED WITH COVENANTS of KUKUI`ULA DEVELOPMENT COMPANY (HAWAII), LLC, a Hawaii limited liability company, dated October 31, 2011, recorded as Document No. 2007-194398.

2.
By KUKUI'ULA VILLAGE LLC, a Delaware limited liability company, by QUITCLAIM DEED of KUKUI'ULA DEVELOPMENT COMPANY (HAWAII), LLC, a Hawaii limited liability company, June 28, 2012, recorded as Document No. A-46190940.

Together with Easement "13", affecting Lot 11, now known as Lot 11-C, for access, landscape maintenance and utility purposes, as granted in GRANT OF EASEMENT dated October 31, 2007, recorded as Document No. 2007-194399 and as described therein; subject to the terms and provisions contained therein, as amended by instrument dated June 28, 2012, recorded as Document No. A-45800601.

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EXHIBIT A-2
Legal Description of Residential Property
TMK: (4) 2-6-015-011

All of that certain parcel of land (being portion(s) of the land(s) described in and covered by Royal Patent Number 6714, Land Commission Award Number 7714-B, Apana 2 to M. Kekuaiwa no M. Kekuanaoa and Royal Patent Number 6448, Land Commission Award Number 5482 to Ino) situate, lying and being at Koloa (Makai), Koloa, Kona, Island and County of Kauai, State of Hawaii, being LOT 11-C of the "KUKUI`ULA PARCEL X SUBDIVISION", same being portions of Lots 10 and 11 of the "Kukui`ula Large-Lot Subdivision III", containing an area of 45.413 acres, more or less, as shown on the map prepared by Erik S. Kaneshiro, Land Surveyor, with Austin, Tsutsumi & Associates Inc., dated February 2, 2011, last revised August 3, 2011, approved by the Planning Department, County of Kauai, on September 13, 2011, and being more particularly described in AFFIDAVIT OF ERIK S. KANESHIRO dated September 20, 2011, recorded as Document No. 2011-154371.

Said above described parcel of land having been acquired as follows:

1.
By KUKUI`ULA DEVELOPMENT COMPANY (HAWAII), LLC, a Hawaii limited liability company, by (a) LIMITED WARRANTY DEED of KDC, LLC, a Hawaii limited liability company, dated March 31, 2003, recorded as Document No. 2003-058405, and (b) LIMITED WARRANTY DEED of McBRYDE SUGAR COMPANY, LIMITED, a Hawaii corporation and ALEXANDER & BALDWIN, INC., dated March 31, 2005, recorded as Document No. 2005-062345.

2.
By KUKUI`ULA DEVELOPMENT COMPANY (HAWAII), LLC, a Hawaii limited liability company, by QUITCLAIM DEED of KUKUI'ULA VILLAGE LLC, a Delaware limited liability company, dated June 28, 2012 and recorded as Document No. A-46190939.

Together with a non-exclusive easement for access and utility purposes over and across Lot "19",(Ala Kalanikaumaka) of the Kukui'ula Large-Lot Subdivision III, said Lot is currently held by KUKUI'ULA DEVELOPMENT COMPANY (HAWAII), LLC.

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EXHIBIT B
DEFINITIONS
As used in this Agreement and the attached exhibits, the following terms shall have the following meanings:
“30-Day LIBOR Rate” means, for a period of one month, a rate of interest per annum equal to (a) LIBOR, as published by Reuters (or other commercially available source providing quotations of LIBOR as selected by Administrative Agent from time to time) as determined at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to the commencement of such period for U.S. Dollar deposits being delivered in the London interbank eurodollar market for a term of one (1) month commencing that day, or (b) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the date of determination in same day funds in the approximate amount of the Loan being made or maintained, as applicable, and with a term equal to one (1) month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination, in each case for the period (i) commencing on the date on which Borrower elects to enter into a Swap Contract with a Swap Counterparty through and including the last day of the calendar month in which such Swap Contract is entered into and (ii) with respect to each calendar month thereafter, on the first day of each calendar month through the end of such calendar month; provided that if such calendar month begins on a day that is not a Business Day, LIBOR for such month shall be LIBOR determined as of the next preceding Business Day.
“Actual Operating Revenue” means, with respect to any period of time, all income, computed on an annualized basis in accordance with generally accepted accounting principles, collected from the ownership and operation of the Retail Project from whatever source (other than any source affiliated with Borrower or Guarantor), including rents (other than percentage rents derived from leases which do not also have a reasonable market base rent; provided that in no event shall percentage rents included in the calculation of “Actual Operating Revenue” exceed twenty-five percent (25%) of all base rents in the aggregate), utility charges, escalations, service fees or charges, license fees, parking fees, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds from tenants, uncollectible accounts, sales of furniture, fixtures and equipment, interest income, condemnation awards, insurance proceeds (other than business interruption or other loss of income insurance), unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy, and non-recurring or extraordinary income, including lease termination payments. Actual Operating Revenue shall be net of rent concessions and credits. Actual Operating Revenue shall be subject to appropriate seasonal and other adjustments in Administrative Agent’s sole discretion.
“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent Advances” means advances as set forth in Section 2.10 of this Agreement.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on the Schedule of Lenders, or such other address or account as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.

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“Administrative Agent’s Time” means Pacific Standard Time.
“Affiliate” means any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under direct or indirect common control with, another person. A person shall be deemed to be “controlled by” any other person if such other person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or the equivalent; or (b) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.
“Agent-Related Persons” means Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such persons and Affiliates.
“Aggregate Commitments” means the Commitments of all Lenders.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement, and includes all exhibits attached hereto and referenced in Section 1.1.
“Appraised Value” means (a) with respect to the Retail Project, the appraised “As-Is” value of the Retail Project, (b) with respect to the Residential Property, the appraised “As-Is” value of the Residential Property, and (c) with respect to the Substitute Property, the appraised “As-Is” value of the Substitute Property, as each is determined by Administrative Agent pursuant to the most recent appraisal received and approved by Administrative Agent.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Lease” means a lease as defined in Exhibit E.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.
“Assignments” means collectively, (a) that certain Assignment of Rents and Leases by Borrower in favor of the Administrative Agent for the benefit of the Lenders and (b) that certain Assignment of Rents and Leases by Development in favor of the Administrative Agent for the benefit of the Lenders.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the LIBOR Daily Floating Rate plus 1.00%.
“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located.
“Closing Checklist” means that certain Closing Requirements and Checklist setting forth the conditions for closing the Loan and recording the Mortgages.
“Commitment” means, as to each Lender, its obligation to advance its Pro Rata Share of the Loan in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on the

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Schedule of Lenders at any one time outstanding, as such amount may be adjusted from time to time in accordance with this Agreement.
“Debt Service Amount” means the monthly payments of principal and interest that would be necessary to fully amortize an assumed loan with the following characteristics: (i) the amount of such loan is the Principal Debt; (ii) the interest rate on such loan is equal to the greater of (A) the sum of two and one-half percent (2.50%) per annum and the weekly average yield on United States Treasury Securities Constant Maturities Series issued by the United States Government for a ten (10) year term as most recently published by the Board of Governors of the Federal Reserve System and the Federal Reserve Statistical Release H.15(519) (or any similar or successor publication selected by Administrative Agent) as of such date of determination of the debt service amount or (B) six and one-half percent (6.50%) per annum; and (iii) the amortization period is thirty (30) years.
“Debt Service Coverage Ratio” means the ratio determined by dividing Net Operating Income by the Debt Service Amount.
“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” has the meaning set forth in Section 5.1 of this Agreement.
“Defaulting Lender” means a Lender that fails to pay its Pro Rata Share of a Payment Amount within five (5) Business Days after notice from Administrative Agent, until such Lender cures such failure as permitted in this Agreement.
“Defaulting Lender Amount” means the Defaulting Lender’s Pro Rata Share of a Payment Amount.
“Defaulting Lender Payment Amount” means a Defaulting Lender Amount plus interest from the date such Defaulting Lender Amount was funded by Administrative Agent and/or an Electing Lender, as applicable, to the date such amount is repaid to Administrative Agent and/or such Electing Lender, as applicable, at the rate per annum applicable to such Defaulting Lender Amount under the Loan or otherwise at the Base Rate.
“Development” means Kukui‘ula Development Company (Hawaii), LLC, a Hawaii limited liability company.
“Effective Date” means the date all conditions on Exhibit C are either satisfied or waived by Administrative Agent.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by Administrative Agent and, unless a Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed).
“Environmental Agreement” means the Environmental Indemnity Agreement of even date herewith by and among Borrower, Guarantor, Development and Administrative Agent for the benefit of Lenders.
“ERISA” has the meaning set forth in Section 3.12 of this Agreement.

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for that day shall be the rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards to the next higher 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by Administrative Agent.
“Financial Statements” means (a) for each Reporting Party (including Guarantor), a balance sheet, income statement, statements of cash flow , a statement of changes in equity, and unless Administrative Agent otherwise consents, consolidated and consolidating statements if the Reporting Party is a holding company or a parent of a subsidiary entity and (b) for Guarantor, copies of each financial statement sent to the stockholders of Guarantor, which Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise identified in the foregoing clause (a).
“Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.
“Guarantor” means Alexander & Baldwin, Inc., a Hawaii corporation.
“Improvements” means all on‑site and off‑site improvements to the Land, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Land and/or in such improvements.
“Indebtedness” means any and all indebtedness to Administrative Agent and/or Lenders evidenced, governed or secured by, or arising under, any of the Loan Documents, including the Loan.
“Indemnified Liabilities” has the meaning set forth in Section 8.2.
“Intercreditor Agreement” means the Intercreditor Agreement of even date herewith by Administrative Agent and Bank of America, N.A., as administrative agent under the Term Loan.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Land” means, collectively, (a) the Retail Project, (b) the Residential Property, and (c) the Substitute Property.
“Laws” means all constitutions, treaties, statutes, laws, ordinances, regulations, rules, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.
“Lender” means each lender from time to time party to this Agreement.

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“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on the Schedule of Lenders, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent.
“LIBOR” means the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available.
“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to (a) LIBOR, as published by Reuters (or other commercially available source providing quotations of LIBOR as selected by Administrative Agent from time to time) as determined at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for U.S. Dollar deposits being delivered in the London interbank eurodollar market for a term of one (1) month commencing that day, or (b) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the date of determination in same day funds in the approximate amount of the Loan being made or maintained, as applicable, and with a term equal to one (1) month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
“Loan” means the loan by Lenders to Borrower, in the maximum amount of $34,580,000.00.
“Loan Documents” means this Agreement (including all exhibits), the Mortgages, the Notes, the Assignments, any guaranty, financing statements, any assignment of a Swap Contract, and such other documents evidencing, securing or pertaining to the Loan as shall, from time to time, be executed and/or delivered by Borrower, Guarantor, or any other party to Administrative Agent or any Lender pursuant to this Agreement, as they may be amended, modified, restated, replaced or supplemented from time to time.
“London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.
“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the Project, or the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of Borrower or Guarantor; provided, however, the fact that the transfer of equity in Borrower permitted under Section 3.14 has occurred, shall not constitute a Material Adverse Effect in and of itself; (b) a material impairment of the ability of Borrower or Guarantor to perform their respective obligations under any Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any party to the Loan Documents or the Environmental Agreement of any such document or agreement to which it is a party.
“Maturity Date” means November 4, 2016.
“Mortgages” means collectively, the Retail Mortgage and the Residential Mortgage.
“Net Operating Income” means, with respect to any period of time, the amount obtained by subtracting actual Operating Expenses from Actual Operating Revenue as such amount may be adjusted by Administrative Agent in its reasonable discretion based on Administrative Agent’s underwriting standards, including adjustments for vacancy allowance and other concessions. As used herein, “vacancy allowance” means an allowance for reductions in potential income attributable to vacancies, tenant turnover, and nonpayment of rent.

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“Notes” means the promissory notes executed by Borrower, pursuant to this Agreement, and payable to the order of each Lender in the amount of the Lender’s Commitment and collectively in the maximum principal amount of the Loan, substantially in the form of Exhibit G, as amended, modified, replaced, restated, extended or renewed from time to time.
“Obligations” means all liabilities, obligations, covenants and duties of, any party to a Loan Document arising under or otherwise with respect to any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any party to a Loan Document or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.
“Operating Expenses” means, with respect to any period of time, the total of all expenses actually paid or payable, computed on an annualized basis in accordance with generally accepted accounting principles, of whatever kind relating to the ownership, operation, maintenance or management of the Retail Project, including utilities, ordinary repairs and maintenance, insurance premiums, ground rents, if any, license fees, Taxes, advertising expenses, payroll and related taxes, management fees equal to the greater of three percent (3%) of Actual Operating Revenue or the management fees actually paid under any management agreement, operational equipment or other lease payments as approved by Administrative Agent, normalized capital expenditures equal to $39,950.00 per year, and normalized tenant improvement costs and/or leasing commissions equal to $119,000.00 per year and capital reserve payments or deposits, but specifically excluding depreciation and amortization, income taxes, debt service on the Loan, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any tenant under such tenant’s lease or other agreement provided such reimbursement by tenant is not included in the calculation of Actual Operating Revenue. Operating Expenses shall be subject to appropriate seasonal and other adjustments in Administrative Agent’s reasonable discretion.
“Payment Amount” means an Advance of the Loan, an unreimbursed Administrative Agent Advance, an unreimbursed Indemnified Liability or any other amount that a Lender is required to fund under this Agreement.
“Potential Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a Default.
“Prime Rate” means, on any day, the rate of interest per annum then most recently established by Administrative Agent as its “prime rate,” it being understood and agreed that such rate is set by Administrative Agent as a general reference rate of interest, taking into account such factors as Administrative Agent may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Administrative Agent may make various business or other loans at rates of interest having no relationship to such rate. If Administrative Agent (including any subsequent Administrative Agent) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.
“Principal Debt” means the aggregate unpaid principal balance of this Loan at the time in question.

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“Pro Rata Share” means, with respect to each Lender at any time, a fraction expressed as a percentage, the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time or, if the Aggregate Commitments have been terminated, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the total outstanding amount of all Indebtedness held by such Lender at such time and the denominator of which is the total outstanding amount of all Indebtedness at such time. The initial Pro Rata Share of each Lender named on the signature pages hereto is set forth opposite the name of that Lender on the Schedule of Lenders.
“Project” means the Land and Improvements and, if applicable, the leasing and operation of the Improvements.
“Property” means the Land, the Improvements and all other property constituting the “Property” as described and defined in the Mortgages, or subject to a right, lien or security interest to secure the Loan pursuant to any other Loan Document.
“Reporting Party” means each party for whom Financial Statements are required to be delivered to Lender.
“Reporting Period” means a specified period to which Financial Statements relate.
“Required Lenders” means as of any date of determination Lenders having at least 66-2/3% of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, Lenders holding in the aggregate at least 66-2/3% of the total outstanding amount of all Indebtedness; provided that the Commitment of, and the portion of the total outstanding amount of all Indebtedness held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.
“Residential Mortgage” means that certain Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated of even date herewith, made by Development (as Mortgagor therein) in favor of Administrative Agent covering the Residential Property, securing repayment of the Indebtedness and Borrower’s performance of its other obligations to Administrative Agent and Lenders under the Loan Documents, as amended, modified, supplemented, restated and replaced from time to time.
“Residential Property” means the real property described on Exhibit A-2.
“Retail Mortgage” means that certain Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated of even date herewith, made by Borrower (as Mortgagor therein) in favor of Administrative Agent covering the Retail Property, securing repayment of the Indebtedness and Borrower’s performance of its other obligations to Administrative Agent and Lenders under the Loan Documents, as amended, modified, supplemented, restated and replaced from time to time.
“Retail Project” means the Retail Property and Improvements located thereon.
“Retail Property” means the real property described on Exhibit A-1.
“Schedule of Lenders” means the schedule of Lenders party to this Agreement as set forth on Exhibit H, as it may be modified from time to time in accordance with this Agreement.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

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“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries.
“Substitute Property” has the meaning set forth in Section 7.1 of this Agreement.
“Survey” means a survey prepared in accordance with Exhibit D or as otherwise approved by Administrative Agent in its reasonable discretion.
“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any agreement or contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and CFTC Regulation 1.3(xxx), any form of master agreement published by the International Swaps and Derivatives Association, Inc., and any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Borrower (or its Affiliate), together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.
“Swap Counterparty” means Administrative Agent, any Lender, or an Affiliate of Administrative Agent or Lender, in its capacity as counterparty under any Swap Contract.
“Swap Transactions” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.
“Taxes” means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal, including any such Taxes as defined and described in Section 2.8.
“Term Loan” means the loan provided by certain lenders pursuant to the Term Loan Agreement.
“Term Loan Agreement” means the Loan Agreement, dated of even date herewith, by Borrower, Bank of America, N.A., as administrative agent, and certain other lenders (and their respective successors and assigns), as amended, modified, restated, and renewed from time to time.
“Title Company” means First American Title Insurance Company.
“Title Insurance” means the loan policy or policies of title insurance issued to Administrative Agent for the benefit of Lenders by Title Company, in an amount equal to the maximum principal amount of the

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Loan, insuring the validity and priority of the Mortgages encumbering the Land and Improvements for the benefit of Administrative Agent and Lenders, as further described in Exhibit C hereto.
“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

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